CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Selected Financial and Other Data”, and “Independent Registered Public Accounting Firm” in this Post-Effective Amendment No. 7 to the Registration Statement (Form N-2 No. 333-200595) and related Prospectus of Sierra Income Corporation and to the inclusion therein of our report dated March 12, 2018 with respect to the consolidated financial statements of Sierra Income Corporation as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
March 23, 2018